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CUSIP No. 89677M106

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                              (Amendment No. 1)(1)

                         Triton PCS Holdings, Inc. CL-A
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89677M106
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                                 (CUSIP Number)

                                 Not Applicable
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 89677M106                    13G

 1 NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     K Capital Partners, LLC

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     Not Applicable

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5   SOLE VOTING POWER          110,300  shares

     6   SHARED VOTING POWER              0

     7   SOLE DISPOSITIVE POWER     110,300  shares

     8   SHARED DISPOSITIVE POWER         0

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         110,300 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.18%

12   TYPE OF REPORTING (SEE INSTRUCTIONS)

         OO

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CUSIP No. 89677M106                    13G

 1 NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harwich Capital Partners, LLC

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     Not Applicable

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5   SOLE VOTING POWER          110,300  shares

     6   SHARED VOTING POWER              0

     7   SOLE DISPOSITIVE POWER     110,300  shares

     8   SHARED DISPOSITIVE POWER         0

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         110,300 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.18%

12   TYPE OF REPORTING (SEE INSTRUCTIONS)

         OO

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CUSIP No. 89677M106                    13G

 1 NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     K Capital Offshore Master Fund (U.S. Dollar), L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     Not Applicable

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5   SOLE VOTING POWER              243  shares

     6   SHARED VOTING POWER              0

     7   SOLE DISPOSITIVE POWER         243  shares

     8   SHARED DISPOSITIVE POWER         0

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         243 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(1)

         Not Applicable

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.0%

12   TYPE OF REPORTING (SEE INSTRUCTIONS)

         PN

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CUSIP No. 89677M106                    13G

 1 NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special K Capital Offshore Master Fund (U.S. Dollar), L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     Not Applicable

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5   SOLE VOTING POWER               57  shares

     6   SHARED VOTING POWER              0

     7   SOLE DISPOSITIVE POWER          57  shares

     8   SHARED DISPOSITIVE POWER         0

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         57 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(1)

         Not Applicable

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.0%

12   TYPE OF REPORTING (SEE INSTRUCTIONS)

         PN

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CUSIP No. 89677M106                    13G

 1 NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Thomas Knott

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     Not Applicable

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5   SOLE VOTING POWER          110,300  shares

     6   SHARED VOTING POWER              0

     7   SOLE DISPOSITIVE POWER     110,300  shares

     8   SHARED DISPOSITIVE POWER         0

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         110,300 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.18%

12   TYPE OF REPORTING (SEE INSTRUCTIONS)

         IN

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CUSIP No. 89677M106                    13G

 1 NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Abner Kurtin

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     Not Applicable

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5   SOLE VOTING POWER          110,300  shares

     6   SHARED VOTING POWER              0

     7   SOLE DISPOSITIVE POWER     110,300  shares

     8   SHARED DISPOSITIVE POWER         0

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         110,300 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.18%

12   TYPE OF REPORTING (SEE INSTRUCTIONS)

         IN

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ITEM 1(a).   NAME OF ISSUER:  Triton PCS Holdings Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             1100 Cassatt Road
             Berwyn, PA 19312

ITEM 2(a).   NAME OF PERSON(S) FILING:

             (i)     K Capital Partners, LLC (General Partner)
             (ii)    Harwich Capital Partners, LLC (Managing Member of K Capital
                      Partners, LLC)
             (iii)   K Capital Offshore Master Fund (U.S. Dollar), L.P. (Limited
                      Partnership)
             (iv)    Special K Capital Offshore Master Fund (U.S. Dollar), L.P.
                      (Limited Partnership)
             (v)     Thomas Knott (Managing Member of Harwich Capital Partners,
                      LLC)
             (vi)    Abner Kurtin (Managing Member of Harwich Capital Partners,
                      LLC)

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             Each of the above reporting persons (except K Capital Offshore Master Fund (U.S. Dollar), L.P. and Special K Capital Offshore Master Fund (U.S.Dollar), L.P.) have their business address at:

                            75 Park Plaza
                            Boston, MA  02116

             K Capital Offshore Master Fund (U.S. Dollar), L.P. and Special K Capital Offshore Master Fund (U.S.Dollar), L.P. have their registered address at the offices of:

                            Walkers SPV Limited
                            Walker House, P.O. Box 908GT
                            Mary Street
                            George Town, Cayman Islands

ITEM 2(c).   CITIZENSHIP:

             Mr. Knott and Mr. Kurtin are United States Citizens. Harwich Capital Partners, LLC and K Capital Partners, LLC were organized under the laws of Delaware. K Capital Offshore Master Fund (U.S. Dollar), L.P. and Special K Capital Offshore Master Fund (U.S.Dollar), L.P. were organized under the laws of the Cayman Islands.

ITEM 2(d).   TITLE OF CLASS OF SECURITIES: Class A Common Stock

ITEM 2(e).   CUSIP NUMBER: 89677M106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

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             Not Applicable

ITEM 4.      OWNERSHIP

             As of December 31, 2002, the reporting persons may be deemed to beneficially own 0.18% shares of Class A Common Stock of Triton PCS Holdings Inc. Based upon there being 60,200,246 shares of Class A Common Stock outstanding, the shares of Class A Common Stock which the Partnerships may be deemed to beneficially own represents 0.18% of the outstanding shares of Class A Common Stock of Triton PCS Holdings Inc.

             (a.) Amount Beneficially Owned:

                  i.   K Capital Partners, LLC: 110,300
                  ii.  Harwich Capital Partners, LLC: 110,300
                  iii. K Capital Offshore Master Fund (U.S. Dollar), L.P.: 243
                  iv.  Special K Capital Offshore Master Fund (U.S. Dollar),
                       L.P.: 57
                  v    Thomas Knott: 110,300
                  vi.  Abner Kurtin: 110,300

             (b.) Percent of Class:

                  i.   K Capital Partners, LLC: 0.18%
                  ii.  Harwich Capital Partners, LLC: 0.18%
                  iii. K Capital Offshore Master Fund (U.S. Dollar), L.P.: 0.00%
                  iv.  Special K Capital Offshore Master Fund (U.S. Dollar),
                       L.P.: 0.00%
                  v.   Thomas Knott: 0.18%
                  vi.  Abner Kurtin: 0.18%%

             (c.) Number of Shares as to which the person has:

                  1.   Sole power to vote or to direct the vote:

                        i.   K Capital Partners, LLC:  110,300
                        ii.  Harwich Capital Partners, LLC:  110,300
                        iii. K Capital Offshore Master Fund (U.S. Dollar),
                              L.P.: 243
                        iv.  Special K Capital Offshore Master Fund
                              (U.S.Dollar), L.P.: 57
                        v.   Thomas Knott: 110,300
                        vi.  Abner Kurtin: 110,300

                  2.   Shared power to vote or to direct the vote:

                        i.   K Capital Partners, LLC: 0
                        ii.  Harwich Capital Partners, LLC: 0
                        iii. K Capital Offshore Master Fund (U.S. Dollar),
                              L.P.: 0
                        iv.  Special K Capital Offshore Master Fund
                              (U.S. Dollar), L.P.: 0
                        v.   Thomas Knott: 0
                        vi.  Abner Kurtin: 0

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                  3.   Sole power to dispose of or direct the disposition of:

                        i.   K Capital Partners, LLC: 110,300
                        ii.  Harwich Capital Partners, LLC: 110,300
                        iii  K Capital Offshore Master Fund (U.S. Dollar),
                              L.P.: 243
                        iv.  Special K Capital Offshore Master Fund
                              (U.S. Dollar), L.P.: 57
                        v.   Thomas Knott: 110,300
                        vi.  Abner Kurtin: 110,300

                  4.   Shared power to dispose or to direct the disposition of:

                        i.   K Capital Partners, LLC: 0
                        ii.  Harwich Capital Partners, LLC: 0
                        iii. K Capital Offshore Master Fund (U.S. Dollar),
                              L.P.: 0
                        iv.  Special K Capital Offshore Master Fund
                              (U.S. Dollar), L.P.: 0
                        v.   Thomas Knott: 0
                        vi.  Abner Kurtin: 0

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ X ]

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not Applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not Applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not Applicable

ITEM 10.     CERTIFICATION:

             By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

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                                    SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

EXECUTED as a sealed instrument this 13th day of February, 2003.


K Capital Partners, LLC


By:      /s/ Robert T. Needham
         --------------------------------------------
         By:      Harwich Capital Partners, LLC
         Its:     Managing Member
         By:      Robert T. Needham
         Its:     Chief Administrative Officer


Harwich Capital Partners, LLC


By:      /s/ Robert T. Needham
         --------------------------------------------
         By:      Robert T. Needham
         Its:     Chief Administrative Officer


K Capital Offshore Master Fund (U.S. Dollar), L.P.


By:      /s/ Robert T. Needham
         --------------------------------------------
         By:      K Capital Partners, LLC, General Partner
         By:      Harwich Capital Partners LLC
         Its:     Managing Member
         By:      Robert T. Needham
         Its:     Chief Administrative Officer


Special K Capital Offshore Master Fund (U.S. Dollar), L.P.


By:      /s/ Robert T. Needham
         --------------------------------------------
         By:      K Capital Partners, LLC, General Partner
         By:      Harwich Capital Partners LLC
         Its:     Managing Member
         By:      Robert T. Needham
         Its:     Chief Administrative Officer


/s/ Thomas Knott
-----------------------------------
Thomas Knott


/s/ Abner Kurtin
------------------------------------
Abner Kurtin

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                                                                       EXHIBIT 1

                                    AGREEMENT

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Class A Common Stock of Triton PCS Holdings Inc.

     EXECUTED as a sealed instrument this 13th day of February, 2003.


K Capital Partners, LLC


By:      /s/ Robert T. Needham
         --------------------------------------------
         By:      Harwich Capital Partners, LLC
         Its:     Managing Member
         By:      Robert T. Needham
         Its:     Chief Administrative Officer


Harwich Capital Partners, LLC


By:      /s/ Robert T. Needham
         --------------------------------------------
         By:      Robert T. Needham
         Its:     Chief Administrative Officer


K Capital Offshore Master Fund (U.S. Dollar), L.P.


By:      /s/ Robert T. Needham
         --------------------------------------------
         By:      K Capital Partners, LLC, General Partner
         By:      Harwich Capital Partners LLC
         Its:     Managing Member
         By:      Robert T. Needham
         Its:     Chief Administrative Officer


Special K Capital Offshore Master Fund (U.S. Dollar), L.P.


By:      /s/ Robert T. Needham
         --------------------------------------------
         By:      K Capital Partners, LLC, General Partner
         By:      Harwich Capital Partners LLC
         Its:     Managing Member
         By:      Robert T. Needham
         Its:     Chief Administrative Officer


/s/ Thomas Knott
-----------------------------------
Thomas Knott


/s/ Abner Kurtin
------------------------------------
Abner Kurtin